UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	February 28, 2014

First Security Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Tennessee

(State or Other Jurisdiction of Incorporation)

000-49747	58-2461486
(Commission File Number)	(IRS Employer Identification No.)

531 Broad Street, Chattanooga, Tennessee	37402
(Address of Principal Executive Offices)	(Zip Code)

(423) 266-2000

(Registrant's telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On February 27, 2014, the Compensation Committee of the Board of Directors of First Security Group, Inc. (“First Security”) approved a modification (the “Modification”) to the awards of restricted stock and stock options previously granted on July 27, 2013 (the “Equity Awards”) under the First Security Group, Inc. 2012 Long-Term Incentive Plan (the “Plan”) for certain members of executive and senior management. On February 28, 2014, each affected recipient of the Equity Awards consented to the Modification. Prior to the Modification, the Equity Awards vested in substantially equal one-third annual increments over three years; following the modification, the Equity Awards vest in substantially equal one-fifth annual increments over five years, with full vesting on July 24, 2018. The terms of the Equity Awards are otherwise unchanged.

The Compensation Committee determined that the Modification was advisable based on the resulting enhancement to profitability in 2014 and 2015 and because it incentivizes existing management to remain with First Security for two additional years.

In order to encourage certain recipients of the Equity Awards to consent to the Modification, the Compensation Committee also authorized a grant of an aggregate of 96,250 additional stock options (the “Supplemental Stock Options”). The Supplemental Stock Options vest over a five-year period in accordance with the Modification and are exercisable at $2.33 per share, the closing price of First Security’s common stock on the date of the original grant (and in excess of the closing price on the date of the Modification). The Supplemental Stock Options are otherwise identical to the original stock options and are subject to other terms and conditions of the Plan and to the specific stock option award.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Description
10.1	Form of Modification to Award under the 2012 Long-Term Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST SECURITY GROUP, INC.
Dated:    March 4, 2014

By:	/s/ John R. Haddock
Name:	John R. Haddock
Title:	Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Form of Modification to Award under the 2012 Long-Term Incentive Plan